Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333-217047, 333-254369, 333-266573 and 333-279629) on Form S-8 of our report dated March 15, 2023 except for Note 19, as to which the date is March 11, 2025, with respect to the consolidated financial statements of Mistras Group, Inc.

/s/ KPMG LLP
Short Hills, New Jersey
March 11, 2025